EXHIBIT 99.1

Media Relations	Public Service Enterprise Group 80 Park Plaza, T6 Newark, NJ 07102

FOR IMMEDIATE RELEASE	CONTACT:	Paul Rosengren
December 22, 2017		973-430-5911
Paul.Rosengren@pseg.com

PSEG elects Barry Ostrowsky to board of directors

(December 22, 2017 – Newark, N.J.) – Public Service Enterprise Group (PSEG) today announced that Barry H. Ostrowsky, president and chief executive officer, RWJBarnabas Health, has been elected to its board of directors, effective February 20.

Mr. Ostrowsky joined Saint Barnabas Medical Center in 1991 as executive vice president and general counsel and served in the same role when Barnabas Health was created in 1996. At Barnabas Health, he became president and chief operating officer in 2010 and president and chief executive officer in 2012. In April 2016, with the merger of Barnabas Health and Robert Wood Johnson Health System, he assumed his present position. He has 20 years of experience, strong leadership skills and broad knowledge of the health care industry.

“Barry’s vast experience in leading one of the largest health care systems in our region through this challenging, dynamic and highly regulated environment, combined with his widely acclaimed prominence as a role model of corporate citizenship makes him an invaluable addition to our board of directors,” said Ralph Izzo, PSEG’s chairman, president and chief executive officer.

Prior to Mr. Ostrowsky’s tenure at RWJBarnabas, he was a senior partner in the law firm of Brach, Eichler, Rosenberg, Silver, Bernstein, Hammer and Gladstone. He currently serves on the board of directors of RWJBarnabas Health, Cerebral Palsy of North Jersey, Public Media NJ, Inc. and the New Jersey Chamber of Commerce. He has played an active role in shaping the evolution of New Jersey’s health care delivery system and worked closely with physicians, hospitals and insurers to improve the health and wellness of our state’s diverse communities.

# # #

Public Service Enterprise Group (NYSE: PEG) is a publicly traded diversified energy company with annual revenues of approximately $9 billion. Its operating subsidiaries are: Public Service Electric and Gas Company (PSE&G), PSEG Power, and PSEG Long Island.

From time to time, PSEG, PSE&G and PSEG Power release important information via postings on their corporate website at http://investor.pseg.com. Investors and other interested parties are encouraged to visit the corporate website to review new postings. The “Email Alerts” link at http://investor.pseg.com may be used to enroll to receive automatic email alerts and/or Really Simple Syndication (RSS) feeds regarding new postings.